                                       --------------------------------------
FORM 3                                              OMB APPROVAL
                                       --------------------------------------
                                         OMB Number:              3235-0104
                                         Expires:         December 31, 2001
                                         Estimated average burden
                                         hours per response             0.5
                                       --------------------------------------


               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

-------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   Lloyd                 David                  F.
-----------------------------------------------------------
   (Last)               (First)              (Middle)

475 Tenth Avenue
-----------------------------------------------------------
                        (Street)

New York,                   NY                 10018
-----------------------------------------------------------
   (City)                (State)              (Zip)

-------------------------------------------------------------------------------
2. Date of Event Requiring Statement (Month/Day/Year)


 5/17/01
-------------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)



-------------------------------------------------------------------------------
4. Issuer Name and Ticker or Trading Symbol


  HMG Worldwide Corporation (HMGC)
-------------------------------------------------------------------------------
5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ] Director
   [ ] 10% Owner
   [X] Officer (give title below)
   [ ] Other (specify below)

       Executive Vice President
   --------------------------------------------------

   --------------------------------------------------

-------------------------------------------------------------------------------
6. If Amendment, Date of Original (Month/Day/Year)



-------------------------------------------------------------------------------
7. Individual or Joint/Group Filing
   (Check applicable line)

   [X] Form Filed by One Reporting Person
   [ ] Form Filed by More than One Reporting Person

-------------------------------------------------------------------------------

                             TABLE I--Non-Derivative Securities Beneficially Owned
--------------------------------------------------------------------------------------------------------------------
 1. Title of Security   2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial Ownership
    (Instr. 4)             Beneficially Owned        Form: Direct         (Instr. 4)
                           (Instr. 4)                (D) or Indirect
                                                     (I) (Instr. 5)
--------------------------------------------------------------------------------------------------------------------
   Common Stock             9368.1390                  I                    (a)
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

* If the Form is filed by more than one Reporting Person, see Instruction
  5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                          (Over)

       TABLE II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
----------------------------------------------------------------------------------------------------------------------------------
  1. Title of Derivative   2. Date Exer-         3. Title and Amount of Securities   4. Conver-      5. Owner-     6. Nature of
     Security (Instr. 4)      cisable and           Underlying Derivative Security      sion or         ship          Indirect
                              Expiration            (Instr. 4)                          Exercise        Form of       Beneficial
                              Date              -----------------------------------     Price of        Deriv-        Ownership
                              (Month/Day/Year)                                          Deriv-          ative         (Instr. 5)
                          ---------------------                           Amount        ative           Security:
                                                                          or            Security        Direct
                           Date       Expira-            Title            Number                        (D) or
                           Exer-      tion                                of                            Indirect
                           cisable    Date                                Shares                        (I)
                                                                                                        (Instr. 5)
----------------------------------------------------------------------------------------------------------------------------------
Option                                                  Common
(right to buy)             Immed.     7/20/08           Stock            17,500          $1.75              D
----------------------------------------------------------------------------------------------------------------------------------
Option                                                  Common
(right to buy)             Immed.     6/14/09           Stock            50,000          $3.875             D
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(a) Reporting Person has a pecuniary interest in such shares held in the Company's retirement plan, in which he is 80% vested. He has the power to direct the disposition of such shares.



              /s/ David F. Lloyd                              May 29, 2001
              ----------------------------------------     ------------------
              ** Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.